Exhibit 99.4

MEMORANDUM

TO:	1ST Pacific Bank Employees

FROM:	A. Vincent Siciliano

DATE:	February 22, 2007

SUBJECT:	Announcement of merger of Landmark National Bank Into 1st Pacific Bank

I am pleased to announce a planned merger of Landmark National Bank into 1st Pacific Bank of California, subject to regulatory and shareholder approval.  This is expected to close in late 2nd Quarter or early 3rd Quarter of 2007.  Once completed, the merger will solidify 1st Pacific Bank as the largest, publicly traded community business bank headquarted in San Diego.

Landmark’s two office locations, in La Jolla Village and Solana Beach,  will be converted to 1st Pacific Bank offices after the merger is completed.  This represents part of our progression of expansion into strategic geographic areas throughout San Diego County.  The combined entities will have assets of about $450 million.

The merger will expand our ability to service our customers with more locations and enhanced lending limits; it offers us an exciting opportunity for growth and service.  We do not foresee this merger having any impact on the way we do business or your role in helping 1st Pacific meet its goal.  You are the ambassadors in the marketplace and the reason for our success!  You will make this merger successful!

I am excited by the opportunities this union provides to us and look forward to sharing together in our future growth. Please welcome the new employees joining us from Landmark.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This memo includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s  filings with the SEC and Landmark National Bank’s filings with the OCC.  Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp.  Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters.  The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders.  Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC.  All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at Phone: (858) 509-2700.